Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.00001 per share, of AGNT, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated September 8, 2026

Gratitude 2022 Trust U/A/D 8/26/22

By:	/s/ Frank A. Selden
Trustee

Frank A. Selden

By:	/s/ Frank A. Selden
Frank A. Selden